Filed Pursuant to Rule 424(b)(4)
Registration No. 333-213417

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to the securities has become effective under the Securities Act of 1933, as amended. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated September 22, 2016

Prospectus Supplement to Prospectus dated September 9, 2016

8,000,000 Shares

Planet Fitness, Inc.

Class A Common Stock

The selling stockholders identified in this prospectus supplement are offering to sell 8,000,000 shares of our Class A common stock, including 5,406,019 shares of our Class A common stock to be issued upon exchange of an equivalent number of common units of our subsidiary, Pla-Fit Holdings, LLC, together with an equal number of shares of our Class B common stock, by certain selling stockholders. We will not receive any of the proceeds from the sale of the shares to be offered by the selling stockholders.

Our Class A common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “PLNT.” On September 21, 2016, the last reported sale price of our Class A common stock on the NYSE was $19.71 per share.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to avail ourselves of certain reduced public company reporting requirements for this prospectus and future filings.

The underwriter has agreed to purchase shares of our Class A common stock from the selling stockholders at a price of $             per share, which will result in approximately $             of proceeds to the selling stockholders before expenses. The underwriter may offer the shares of common stock from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. We have agreed to reimburse the underwriter for certain expenses in connection with this offering. See “Underwriting.”

Investing in our Class A common stock involves risk. See “Risk factors” beginning on page S-7 of this prospectus supplement to read about factors you should consider before buying shares of our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares of Class A common stock to purchasers on or about                     , 2016.

J.P. Morgan

Prospectus supplement dated                     , 2016

Prospectus supplement

Prospectus

We are responsible for the information contained in this prospectus supplement, the accompanying prospectus, including the information incorporated by reference herein as described herein and therein, and any free writing prospectus we prepare or authorize. Neither we, the selling stockholders nor the underwriter has authorized anyone to provide you with different information, and neither we, the selling stockholders nor the underwriter takes responsibility for any other information others may give you. This prospectus supplement and the accompanying prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which they relate, and neither we, the selling stockholders nor the underwriter are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate as of any date other than its date.

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About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of Class A common stock and certain other matters relating to us, our business and prospects. The second part, the accompanying prospectus, contains a description of our Class A common stock and certain other information.

The information contained in this prospectus supplement may add, update or change information contained in the accompanying prospectus or in documents that we file or have filed with the Securities and Exchange Commission (the “SEC”). You should read both this prospectus supplement and the accompanying prospectus together with the additional information described below under the headings “Where you can find additional information” and “Incorporation by reference.” To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or documents incorporated by reference filed before the date of this prospectus supplement, the information in this prospectus supplement will supersede such information. Any statement modified or superseded by a statement made in a subsequently filed document that is incorporated or deemed to be incorporated by reference in this prospectus supplement will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

S-ii

Prospectus supplement summary

This summary description about us and our business highlights selected information contained elsewhere in this prospectus supplement or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information you should consider before deciding to invest in our Class A common stock. You should carefully read this entire prospectus supplement, the accompanying prospectus and any related free writing prospectus, including each of the documents incorporated by reference herein or therein, before making an investment decision. Investors should carefully consider the information set forth under “Risk factors” and the financial statements and related notes incorporated by reference into this prospectus supplement, the accompanying prospectus and in any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus supplement before deciding to invest in shares of our Class A common stock. Unless the context requires otherwise, references in this prospectus to the “Company,” “we,” “us” and “our” refer to Planet Fitness, Inc. and its consolidated subsidiaries after giving effect to the recapitalization transactions that were completed in connection with our initial public offering.

Our company

We are one of the largest and fastest-growing franchisors and operators of fitness centers in the United States by number of members and locations, with a highly recognized national brand. Our mission is to enhance people’s lives by providing a high-quality fitness experience in a welcoming, non-intimidating environment, which we call the Judgement Free Zone, where anyone—and we mean anyone—can feel they belong. Our bright, clean stores are typically 20,000 square feet, with a large selection of high-quality, purple and yellow Planet Fitness-branded cardio, circuit- and weight-training equipment and friendly staff trainers who offer unlimited free fitness instruction to all our members in small groups through our PE@PF program. We offer this differentiated fitness experience at only $10 per month for our standard membership. This exceptional value proposition is designed to appeal to a broad population, including occasional gym users and the approximately 80% of the U.S. and Canadian populations over age 14 who are not gym members, particularly those who find the traditional fitness club setting intimidating and expensive. We and our franchisees fiercely protect Planet Fitness’ community atmosphere—a place where you do not need to be fit before joining and where progress toward achieving your fitness goals (big or small) is supported and applauded by our staff and fellow members.

Our initial public offering and organizational structure

On August 11, 2015, we closed an initial public offering (“IPO”) of 15,525,000 shares of our Class A common stock at a public offering price of $16.00 per share. We received $156.9 million in proceeds, after deducting underwriting discounts and commissions, which we used to purchase issued and outstanding membership interests (the “Holdings Units”) from existing equity owners of Pla-Fit Holdings, LLC (the “Continuing LLC Owners”) at a purchase price per unit equal to the initial public offering price per share of our Class A common stock. Our Continuing LLC Owners consist of investment funds affiliated with TSG Consumer Partners, LLC, which we refer to, together with its affiliates, as “TSG”, and certain employees and current and former directors.

Planet Fitness, Inc. is a holding company, and its principal asset is an equity interest in Pla-Fit Holdings, LLC. As the sole managing member of Pla-Fit Holdings, LLC, Planet Fitness, Inc. operates and controls all of the business and affairs of Pla-Fit Holdings, LLC and, through Pla-Fit Holdings, LLC and its subsidiaries, conducts our business. Although we have a minority economic interest in Pla-Fit Holdings, LLC, we have the sole voting interest in, and control the management of, Pla-Fit Holdings, LLC. As a result, Planet Fitness, Inc. consolidates Pla-Fit Holdings, LLC in its consolidated financial statements and reports a non-controlling interest related to the Holdings Units held by the Continuing LLC Owners in our consolidated financial statements.

In connection with the IPO, we completed a series of recapitalization transactions including the following:

•	We amended and restated the limited liability company agreement of Pla-Fit Holdings, LLC (as amended and restated, the “New LLC Agreement”) to, among other things, (i) provide for a new single class of limited liability company units, the Holdings Units, (ii) exchange all membership interests of the then-existing holders of Pla-Fit Holdings, LLC membership interests for Holdings Units and (iii) appoint the Company as the sole managing member of Pla-Fit Holdings, LLC.

•	We issued 72,602,810 shares of Class B common stock to the Continuing LLC Owners on a one-to-one basis for each Holdings Unit owned. The shares of Class B common stock have no economic rights to dividends or distributions, whether in cash or stock, but entitle the holder to one vote per share on matters presented to stockholders of Planet Fitness, Inc.

•	We merged with Planet Fitness Holdings L.P., our predecessor entity that held indirect interests in Pla-Fit Holdings, LLC, for which we issued 26,106,930 shares of Class A common stock to the holders of interests in Planet Fitness Holdings L.P., which consisted of additional investment funds affiliated with TSG (the “Direct TSG Investors”).

•	We and the Continuing LLC Owners entered into an exchange agreement under which they have the right, from time to time and subject to the terms of the exchange agreement, to exchange their Holdings Units, together with the corresponding shares of Class B common stock, for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and other similar transactions.

On June 28, 2016 we completed a secondary offering of 11,500,000 shares of our Class A common stock at a price of $16.50 per share. All of the shares sold in the offering were offered by the applicable selling stockholders. We did not receive any proceeds from the sale of shares of Class A common stock offered by the selling stockholders. The shares sold in the offering consisted of (i) 3,608,840 existing shares of Class A common stock held by the Direct TSG Investors and (ii) 7,891,160 newly-issued shares of Class A common stock issued in connection with the exercise of the exchange right by the Continuing LLC Owners that participated in the offering. Simultaneously, and in connection with the exchange, 7,891,160 shares of Class B common stock were surrendered by the Continuing LLC Owners and canceled. Additionally, in connection with the exchange, we received 7,891,160 Holdings Units, increasing our total ownership interest in Pla-Fit Holdings.

The diagram below depicts our organizational structure immediately following this offering.

Our sponsor

TSG Consumer Partners is a leading private equity firm focused exclusively on the branded consumer sector. TSG manages $4.5 billion of institutional equity capital and has invested in over 70 consumer brands since its founding in 1987. TSG utilizes its extensive industry expertise across verticals, such as food, beverage, beauty, apparel, accessories, restaurants, retail and franchisors, and works closely with its partner companies to implement fundamental improvements in sales, marketing, operations and financial controls.

Following the completion of this offering, investment funds affiliated with TSG will own approximately 29.8% of our Class A common stock and 63.7% of our outstanding Class B common stock, which aggregates to 46.5% of our voting power and 31.4% of the outstanding Holdings Units. As a result, TSG will continue to have significant influence over us and decisions made by stockholders, and TSG may have interests that differ from yours. See “Risk factors—Following this offering, we will no longer be a “controlled company” under the NYSE rules. However, TSG continues to have significant influence over us, which could limit your ability to influence the outcome of matters submitted to stockholders for a vote.”

Corporate information

Planet Fitness, Inc. was incorporated in Delaware on March 16, 2015. Our principal executive offices are located at 26 Fox Run Road, Newington, New Hampshire 03801, and our telephone number is (603) 750-0001. Our Internet website is www.planetfitness.com. Our website and the information contained therein or connected thereto are not incorporated into this prospectus supplement, the accompanying prospectus or the registration statement of which they form a part, and you should not rely on any such information in making the decision to purchase shares of our Class A common stock.

The offering

Issuer	Planet Fitness, Inc.

Class A common stock offered by the selling stockholders	8,000,000 shares.

Class A common stock to be outstanding after this offering	49,900,108 shares.

Class B common stock to be outstanding after this offering	48,673,785 shares, all of which are owned by the Continuing LLC Owners.

Voting rights	Holders of our Class A common stock and Class B common stock vote together as a single class on all matters presented to stockholders for their vote or approval, except as otherwise required by law or as otherwise provided by our certificate of incorporation. Each share of Class A common stock and Class B common stock entitles its holder to one vote per share on all such matters. See “Description of capital stock” in the accompanying prospectus.

Ratio of shares of Class A common stock to Holdings Units	The New LLC Agreement requires that we at all times maintain (x) a one-to-one ratio between the number of shares of Class A common stock issued by us and the number of Holdings Units owned by us and (y) a one-to-one ratio between the number of shares of Class B common stock owned by the Continuing LLC Owners and the number of Holdings Units owned by the Continuing LLC Owners. This construct is intended to result in the Continuing LLC Owners having a voting interest in Planet Fitness, Inc. that is identical to the Continuing LLC Owners’ percentage economic interest in Pla-Fit Holdings, LLC. The Continuing LLC Owners own all of our outstanding Class B common stock.

Use of proceeds	The selling stockholders will receive all of the net proceeds from this offering. We will not receive any proceeds from the sale of shares of our Class A common stock. See “Use of proceeds” for additional information.

Risk factors	You should read the “Risk factors” section of this prospectus supplement and all other information set forth in the accompanying prospectus, any free writing prospectus prepared by or on behalf of us and the documents incorporated by reference herein and therein before investing in our Class A common stock.

Controlled company	Following this offering, we will no longer be a “controlled company” within the meaning of the corporate governance rules of the NYSE. However, TSG will continue to exercise significant control over us. See “Risk factors—Following this offering, we will no longer be a “controlled company” under the NYSE rules. However, TSG continues to have significant influence over us, which could limit your ability to influence the outcome of matters submitted to stockholders for a vote.”

Dividend policy	We do not currently intend to pay dividends on our Class A common stock. Holders of our Class B common stock are not entitled to participate in any dividends declared by our board of directors. Any future determination to pay dividends to holders of Class A common stock will be at the sole discretion of our board of directors and will depend upon many factors, including general economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, the implications of the payment of dividends by us to our stockholders or by our subsidiaries to us and any other factors that our board of directors may deem relevant. See “Dividend policy.”

NYSE symbol	“PLNT”

The number of shares of Class A common stock to be outstanding immediately after this offering is based on 44,494,089 shares of Class A common stock outstanding as of the date of this prospectus supplement and excludes:

•	54,079,804 shares of Class A common stock issuable upon exchange or redemption of Holdings Units outstanding following this offering, together with corresponding shares of Class B common stock; and

•	7,891,856 shares of Class A common stock reserved for future issuance under our equity incentive plans.

Risk factors

An investment in our Class A common stock involves various risks. You should carefully consider the following risks and all of the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before investing in our Class A common stock. In addition, you should read and consider the risk factors associated with our business included in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015. See “Where you can find more information” for information about how to obtain a copy of this and other documents. If any of those risks actually occurs, our business, prospects, operating results and financial condition could suffer materially, the trading price of our Class A common stock could decline and you could lose all or part of your investment.

Our stock price could be extremely volatile, and, as a result, you may not be able to resell your shares at or above the price you paid for them.

Since our IPO, the price of our Class A common stock, as reported by the NYSE, has ranged from a low of $13.23 on February 11, 2016 to a high of $23.41 on August 23, 2016. In addition, in recent years the stock market in general has been highly volatile. As a result, the market price and trading volume of our Class A common stock is likely to be similarly volatile, and investors in our Class A common stock may experience a decrease, which could be substantial, in the value of their stock, including decreases unrelated to our results of operations or prospects, and could lose part or all of their investment. The price of our Class A common stock could be subject to wide fluctuations in response to a number of factors, including those described elsewhere in this prospectus supplement and the accompanying prospectus and others such as:

•	variations in our operating performance and the performance of our competitors;

•	actual or anticipated fluctuations in our quarterly or annual operating results;

•	publication of research reports by securities analysts about us or our competitors or our industry;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;

•	additions and departures of key personnel;

•	strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	the passage of legislation or other regulatory developments affecting us or our industry;

•	speculation in the press or investment community;

•	changes in accounting principles;

•	terrorist acts, acts of war or periods of widespread civil unrest;

•	natural disasters and other calamities; and

•	changes in general market and economic conditions.

In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.

Following this offering, we will no longer be a “controlled company” under NYSE rules. However, TSG continues to have significant influence over us, which could limit your ability to influence the outcome of matters submitted to stockholders for a vote.

Following this offering, TSG will cease to own a majority of the voting power of our outstanding Class A common stock; as a result, we will no longer be a “controlled company” within the meaning of the NYSE corporate governance standards. Consequently, under the NYSE corporate governance rules, we will be required to comply with certain corporate governance requirements including:

•	the requirement that a majority of the board of directors consist of independent directors within one year of the date we are no longer a “controlled company”;

•	the requirement that the nominating and corporate governance committee have at least one independent director as of the date we are no longer a “controlled company,” a majority of independent directors as of 90 days of the date we are no longer a “controlled company,” and be composed entirely of independent directors within one year of the date we are no longer a “controlled company”; and

•	the requirement that the compensation committee have at least one independent director as of the date we are no longer a “controlled company,” a majority of independent directors as of 90 days of the date we are no longer a “controlled company,” and be composed entirely of independent directors within one year of the date we are no longer a “controlled company.”

During the transition periods, we may continue to utilize the available exemptions from certain corporate governance requirements as permitted by the NYSE rules. Accordingly, during the transition periods, you may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance standards.

Because investment funds affiliated with TSG will control 46.5% of the voting power of our common stock following this offering, TSG will continue to have the ability to strongly influence or exercise effective control over all corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote, including the election and removal of directors and the size of our board of directors, any amendment of our certificate of incorporation or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets. TSG’s interests may not align with the interests of our other stockholders. TSG is in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. TSG may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.

Certain of our directors have relationships with TSG, which may cause conflicts of interest with respect to our business.

Four of our nine directors are affiliated with TSG. Our TSG-affiliated directors have fiduciary duties to us and, in addition, have duties to TSG. As a result, these directors may face real or apparent conflicts of interest with respect to matters affecting both us and TSG, whose interests may be adverse to ours in some circumstances.

Provisions of our corporate governance documents could make an acquisition of our Company more difficult and may prevent attempts by our stockholders to replace or remove our current management, even if beneficial to our stockholders.

In addition to TSG’s beneficial ownership of a substantial percentage of our common stock, our certificate of incorporation and bylaws and the Delaware General Corporation Law (the “DGCL”) contain provisions that could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. These provisions include:

•	the division of our board of directors into three classes and the election of each class for three-year terms;

•	advance notice requirements for stockholder proposals and director nominations;

•	the ability of the board of directors to fill a vacancy created by the expansion of the board of directors;

•	the ability of our board of directors to issue new series of, and designate the terms of, preferred stock, without stockholder approval, which could be used to, among other things, institute a rights plan that would have the effect of significantly diluting the stock ownership of a potential hostile acquirer, likely preventing acquisitions that have not been approved by our board of directors;

•	limitations on the ability of stockholders to call special meetings and to take action by written consent; and

•	the required approval of holders of at least 75% of the voting power of the outstanding shares of our capital stock to adopt, amend or repeal certain provisions of our certificate of incorporation and bylaws or remove directors for cause.

In addition, Section 203 of the DGCL may affect the ability of an “interested stockholder” to engage in certain business combinations, for a period of three years following the time that the stockholder becomes an “interested stockholder.” While we have elected in our certificate of incorporation not to be subject to Section 203 of the DGCL, our certificate of incorporation contains provisions that have the same effect as Section 203 of the DGCL, except that they provide that investment funds affiliated with TSG will not be deemed to be an “interested stockholder,” and accordingly will not be subject to such restrictions.

Because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt to replace current members of our management team. As a result, you may lose your ability to sell your stock for a price in excess of the prevailing market price due to these protective measures, and efforts by stockholders to change the direction or management of the Company may be unsuccessful. See “Description of capital stock” in the accompanying prospectus.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Class A common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our Class A common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A common stock. In connection with this offering, our executive officers, directors and the selling stockholders will enter into 45-day lock-up agreements with the underwriter. After the lock-up period, these shares will, however, be freely transferrable pursuant to Rule 144 under the Securities Act, except for shares held by our “affiliates,” who are subject to additional conditions under Rule 144. We have also filed a Form S-8 under the Securities Act to register all shares of Class A common stock that we may issue under our equity compensation plans. In addition, TSG has certain demand registration rights that could require us in the future to file registration statements in connection with sales of our stock by TSG. See “Item 13. Certain Relationships and Related Rarty Transactions—Registration rights agreement” in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference. Such sales by TSG could be significant. Once we register these shares, they can be freely sold in the public market upon issuance, subject to the lock-up agreements described in the “Underwriting” section of this prospectus supplement. As restrictions on resale end, the market price of our stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

We will be required to pay certain of our existing owners for certain tax benefits we may claim, and we expect that the payments we will be required to make will be substantial.

Future and certain past exchanges of Holdings Units for shares of our Class A common stock (or cash) are expected to produce and have produced favorable tax attributes for us. We are a party to two tax receivable agreements. Under the first of those agreements, we are generally required to pay to the Continuing LLC Owners 85% of the applicable cash savings, if any, in U.S. federal and state income tax that we are deemed to realize as a result of certain tax attributes of their Holdings Units sold to us (or exchanged in a taxable sale) and that are created as a result of (i) the sales of their Holdings Units for shares of our Class A common stock and (ii) tax benefits attributable to payments made under the tax receivable agreement (including imputed interest). Under the second tax receivable agreement, we are generally required to pay to the Direct TSG Investors 85% of the amount of cash savings, if any, that we are deemed to realize as a result of the tax attributes of the Holdings Units that we hold in respect of the Direct TSG Investors’ interest in us, which resulted from the Direct TSG Investors’ purchase of interests in the 2012 acquisition (the “2012 Acquisition”), by investment funds affiliated with TSG and certain other tax benefits. Under both agreements, we generally retain the benefit of the remaining 15% of the applicable tax savings.

The payment obligations under the tax receivable agreements are obligations of Planet Fitness, Inc., and we expect that the payments we will be required to make under the tax receivable agreements will be substantial. Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the tax receivable agreements, we expect that the reduction in tax payments for us associated with all past and future exchanges and sales of Holdings Units as described above would aggregate to approximately $977.7 million over the remaining term of the tax receivable agreements (including a reduction of $73.8 million resulting from exchanges in connection with this offering) based on an assumed offering price of $19.85 per share of our Class A common stock, which is the closing sale price of our Class A common stock on September 16, 2016, and assuming all future sales had occurred on June 30, 2016. Under such scenario, we would be required to pay the other parties to the tax receivable agreements 85% of such amount, or $831.9 million, over the remaining term of the tax receivable agreements (including payments of $62.8 million resulting from exchanges in connection with this offering). The actual amounts may materially differ from these hypothetical amounts, as potential future reductions in tax payments for us, and tax receivable agreement payments by us, will be calculated using the market value of our Class A common stock at the time of the sale and the prevailing tax rates applicable to us over the life of the tax receivable agreements and will be dependent on us generating sufficient future taxable income to realize the benefit. See Note 10 to our unaudited condensed consolidated financial statements, Note 16 to our audited consolidated financial statements and “Item 13. Certain Relationships and Related Party Transactions—Recapitalization Transactions in Connection with our IPO—Tax receivable agreements” in our Annual Report on Form 10-K for the year ended December 31, 2015, each of which is incorporated by reference. Payments under the tax receivable agreements are not conditioned on the Continuing LLC Owners’ ownership of our shares.

The actual increase in tax basis, as well as the amount and timing of any payments under these agreements, will vary depending upon a number of factors, including the timing of sales by the Continuing LLC Owners, the price of our Class A common stock at the time of the sales, whether such sales are taxable, the amount and timing of the taxable income we generate in the future, the tax rate then applicable and the portion of our payments under the tax receivable agreements constituting imputed interest. Payments under the tax receivable agreements are expected to give rise to certain additional tax benefits attributable to either further increases in basis or in the form of deductions for imputed interest (generally calculated using one-year LIBOR), depending on the tax receivable agreements and the circumstances. Any such benefits are covered by the tax receivable agreements and will increase the amounts due thereunder. The tax receivable agreements provide for interest, at a rate equal to one-year LIBOR, accrued from the due date (without extensions) of the corresponding tax return to the date of payment specified by the tax receivable agreements. In addition, under certain circumstances where we are unable to make timely payments under the tax receivable agreements, the tax receivable agreements provide for interest to accrue on unpaid payments, at a rate equal to one-year LIBOR plus 500 basis points.

Payments under the tax receivable agreements will be based on the tax reporting positions that we determine. Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase or other tax attributes subject to the tax receivable agreements, we will not be reimbursed for any payments previously made under the tax receivable agreements if such basis increases or other benefits are subsequently disallowed. As a result, in certain circumstances, payments could be made under the tax receivable agreements in excess of the benefits that we are deemed to realize in respect of the attributes to which the tax receivable agreements relate.

Our ability to pay taxes and expenses, including payments under the tax receivable agreements, may be limited by our structure.

Our principal asset is our ownership of Holdings Units in Pla-Fit Holdings, LLC. As such, we have no independent means of generating revenue. Pla-Fit Holdings, LLC is treated as a partnership for U.S. federal income tax purposes and, as such, is generally not subject to U.S. federal income tax. Instead, taxable income is allocated to holders of its Holdings Units, including us. Accordingly, we incur income taxes on our allocable share of any taxable income of Pla-Fit Holdings, LLC, and also incur expenses related to our operations. Pursuant to the New LLC Agreement, Pla-Fit Holdings makes cash distributions to the owners of Holdings Units for purposes of funding their tax obligations in respect of the income of Pla-Fit Holdings, LLC that is allocated to them, to the extent other distributions from Pla-Fit Holdings, LLC have been insufficient. In addition to tax expenses, we also incur expenses related to our operations, including payment obligations under the tax receivable agreements, which are significant. We have caused Pla-Fit Holdings, LLC to make distributions in an amount sufficient to allow us to pay our taxes and operating expenses, including ordinary course payments due under the tax receivable agreements. However, its ability to make such distributions in the future will be subject to various limitations and restrictions, including contractual restrictions under our senior secured credit facility. If, as a consequence of these various limitations and restrictions, we do not have sufficient funds to pay tax or other liabilities or to fund our operations (including as a result of an acceleration of our obligations under the tax receivable agreements), we may have to borrow funds and thus our liquidity and financial condition could be materially adversely affected. To the extent that we are unable to make payments under the tax receivable agreements for any reason, such payments will be deferred and will accrue interest at a rate equal to one-year LIBOR plus 500 basis points until paid.

In certain cases, payments under the tax receivable agreements to our existing owners may be accelerated and/or significantly exceed the actual benefits we realize in respect of the tax attributes subject to the tax receivable agreements.

The tax receivable agreements provide that (i) in the event that we materially breach such tax receivable agreements, (ii) if, at any time, we elect an early termination of the tax receivable agreements, or (iii) upon certain mergers, asset sales, other forms of business combinations or other changes of control, our (or our successor’s) obligations under the tax receivable agreements (with respect to all Holdings Units, whether or not they have been sold before or after such transaction) would accelerate and become payable in a lump sum amount equal to the present value of the anticipated future tax benefits calculated based on certain assumptions, including that we would have sufficient taxable income to fully utilize the deductions arising from the tax deductions, tax basis and other tax attributes subject to the tax receivable agreements.

As a result of the foregoing, (i) we could be required to make payments under the tax receivable agreements that are greater than or less than the specified percentage of the actual tax savings we realize in respect of the tax attributes subject to the agreements and (ii) we may be required to make an immediate lump sum payment equal to the present value of the anticipated tax savings, which payment may be made years in advance of the actual realization of such future benefits, if any such benefits are ever realized. In these situations, our obligations under the tax receivable agreements could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. There can be no assurance that we will be able to finance our obligations under the tax receivable agreements in a manner that does not adversely affect our working capital and growth requirements. For example, if we had elected to terminate the tax receivable agreements as of June 30, 2016, based on an assumed offering price of $19.85 per share of our Class A common stock, which was the closing sale price of our Class A common stock on September 16, 2016, and a discount rate equal to 2.55%, we estimate that we would have been required to pay $648.4 million in the aggregate under the tax receivable agreements. See Note 10 to our unaudited condensed consolidated financial statements, Note 16 to our audited consolidated financial statements and “Item 13. Certain Relationships and Related Party Transactions—Recapitalization Transactions in Connection with our IPO—Tax receivable agreements” in our Annual Report on Form 10-K for the year ended December 31, 2015, each of which is incorporated by reference.

Your percentage ownership in us may be diluted by future issuances of capital stock, which could reduce your influence over matters on which stockholders vote.

Pursuant to our certificate of incorporation and bylaws, our board of directors has the authority, without action or vote of our stockholders, to issue all or any part of our authorized but unissued shares of common stock, including shares issuable upon the exercise of options, or shares of our authorized but unissued preferred stock. Issuances of Class A common stock or voting preferred stock would reduce your influence over matters on which our stockholders vote and, in the case of issuances of preferred stock, would likely result in your interest in us being subject to the prior rights of holders of that preferred stock.

Cautionary note regarding forward-looking statements

This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein contain forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance, Instead, they are based on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies and other future conditions. Forward-looking statements can be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “contemplate” and other similar expressions, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Important factors that could cause actual results and events to differ materially from those indicated in the forward-looking statements include, among others, the following:

•	our dependence on the operational and financial results of, and our relationships with, our franchisees and the success of their new and existing stores;

•	our ability to protect our brand and reputation;

•	our ability to execute our growth strategy, including through development of new stores by new and existing franchisees;

•	our ability to manage our growth and associated strain on our resources;

•	our ability to successfully identify and secure appropriate franchisees and sites, and timely develop and expand our operations;

•	data security and the vulnerability of our information systems;

•	our and our franchisees’ ability to attract and retain members;

•	the high level of competition in the health and fitness industry;

•	our dependence on a small number of equipment suppliers;

•	our ability to maintain sufficient levels of cash flow, or access to capital, to meet growth expectations;

•	our dependence on key executive management;

•	our ability to identify qualified individuals for our workforce;

•	our ability to adequately protect our intellectual property;

•	risks related to franchisees generally;

•	share repurchases and dividends;

•	our business model being susceptible to litigation;

•	the substantial indebtedness of our subsidiary, Planet Fitness Holdings, LLC;

•	TSG’s significant influence over us;

•	risks relating to our corporate structure and tax receivable agreements; and

•	the other factors identified under the heading “Risk factors” elsewhere in this prospectus supplement and the accompanying prospectus or incorporated by reference herein and therein.

The forward-looking statements in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein represent our views as of the date of such statement. We undertake no obligation to publicly update any forward-looking statements whether as a result of new information, future developments or otherwise.

Use of proceeds

The selling stockholders will receive all of the net proceeds from this offering. We will not receive any of the proceeds from the sale of shares of Class A common stock offered by the selling stockholders. We will, however, bear the costs associated with the sale of shares by the selling stockholders, other than any underwriting compensation.

Price range of our Class A common stock

Shares of our Class A common stock have been listed and traded on the NYSE under the symbol “PLNT” since August 6, 2015. Prior to that date, there was no public market for our stock. The following table sets forth, for the periods indicated, the high and low intra-day sale prices in dollars on the NYSE for our Class A common stock.

	High	Low
Third quarter of fiscal year 2015	$20.68	$13.65
Fourth quarter of fiscal year 2015	$17.34	$14.50
First quarter of fiscal year 2016	$16.38	$13.23
Second quarter of fiscal year 2016	$19.62	$14.86
Third quarter of fiscal year 2016 (through September 21, 2016)	$23.41	$18.55

There is no trading market for shares of our Class B common stock.

On September 21, 2016, the last reported sale price of our Class A common stock on the NYSE was $19.71 per share. As of September 21, 2016, there were four stockholders of record of our Class A common stock and 16 stockholders of record of our Class B common stock. These figures do not reflect the beneficial ownership or shares held in nominee name.

Dividend policy

Our board of directors does not currently intend to pay dividends on our Class A common stock. However, we expect to re-evaluate our dividend policy on a regular basis and may, subject to compliance with the covenants contained in our senior secured credit facility and other considerations, determine to pay dividends in the future. Holders of our Class B common stock are not entitled to participate in any dividends declared by our board of directors. The declaration, amount and payment of any future dividends on shares of our Class A common stock will be at the sole discretion of our board of directors, which may take into account general economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, the implications of the payment of dividends by us to our stockholders or by our subsidiaries to us, and any other factors that our board of directors may deem relevant. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and capital resources” in our Annual Report of Form 10-K for the year ended December 31, 2015 incorporated by reference in this prospectus supplement.

Selling stockholders

The following table sets forth information regarding the beneficial ownership of shares of our Class A common stock and Class B common stock as of the date of this prospectus supplement by the selling stockholders.

Beneficial ownership is determined in accordance with SEC rules. The information is not necessarily indicative of beneficial ownership for any other purpose. In general, under these rules a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days. To our knowledge, except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Class A common stock and Class B common stock beneficially owned by that person.

In connection with our IPO and recapitalization transactions, we issued to the Continuing LLC Owners one share of our Class B common stock for each Holdings Unit that they held. Each Continuing LLC Owner has the right to exchange their Holdings Units, along with a corresponding number of shares of our Class B common stock, for shares of our Class A common stock on a one-for-one basis. In addition, at our election, we may effect a direct exchange of such shares of Class A common stock or cash for such Holdings Units. As a result, the number of shares of Class B common stock listed in the table below correlates to the number of Holdings Units each such Continuing LLC Owner holds.

The number of shares of Class A common stock and Class B common stock outstanding and percentage of beneficial ownership before this offering set forth below is computed on the basis of 44,489,145 shares of our Class A common stock issued and outstanding as of the date of this prospectus supplement, and 54,079,804 shares of our Class B common stock issued and outstanding as of the date of this prospectus supplement. The number of shares of Class A common stock and Class B common stock and percentage of beneficial ownership after the consummation of this offering set forth below are based on the number of shares to be issued and outstanding immediately after the consummation of this offering. Shares of our Class A common stock that a person has the right to acquire within 60 days of the date of this prospectus (including the right to exchange described above) are deemed outstanding for purposes of computing the percentage ownership of such person’s holdings, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

	Class A common stock beneficially owned(1)
	Shares of Class A common stock beneficially owned prior to this offering		Maximum number of Class A shares that may be offered pursuant to this prospectus	Shares of Class A common stock beneficially owned after giving effect to this offering
	Number	Percentage		Number	Percentage
TSG Funds(2)	53,860,510	66.6%	8,000,000	45,860,510	56.7%

	Class B common stock beneficially owned(1)
	Shares of Class B common stock beneficially owned prior to this offering		Shares of Class B common stock beneficially owned after this offering
	Number	Percentage	Number	Percentage
TSG Funds(2)	36,396,364	67.3%	30,990,346	63.7%

(1)

Subject to the terms of an exchange agreement, the Holdings Units held by Continuing LLC Owners are exchangeable for shares of our Class A common stock on a one-for-one basis. In these tables, beneficial ownership of Holdings Units has been reflected as beneficial ownership of shares of our Class A common stock for which such Holdings Units may be exchanged. When a Holdings Unit is exchanged by a Continuing LLC Owner who holds shares of Class B common stock, a corresponding share of Class B common stock will be cancelled. Accordingly, in the first table above, the percentages of Class A common stock provided also reflect combined voting power for each respective beneficial owner.
(2)	Shares of Class A common stock shown as beneficially owned by the TSG Funds prior to this offering include: (a) 8,275,174 shares of Class A common stock held by TSG6 AIV II-A L.P. (“AIV II-A”), a Delaware limited partnership whose general partner is TSG6 Management L.L.C. (“TSG6 Management”), a Delaware limited liability company; (b) 9,188,971 shares of Class A common stock held by TSG6 PF Co-Investors A L.P. (“Co-Investors A”), a Delaware limited partnership whose general partner is TSG6 Management; (c) 31,375,404 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by TSG PF Investment L.L.C. (“Investment”), a Delaware limited liability company whose managing member is TSG6 AIV II L.P., whose general partner is TSG6 Management; and (d) 5,020,961 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by TSG PF Investment II L.L.C. (“Investment II” and, together with AIV II-A, Co-Investors A and Investment, the “TSG Funds”), a Delaware limited liability company whose managing member is TSG6 AIV II L.P., whose general partner is TSG6 Management. In this offering: (a) AIV II-A will sell 1,229,127 shares of Class A common stock; (b) Co-Investors A will sell 1,364,854 shares of Class A common stock; (c) Investment will exchange 4,660,246 Holdings Units (together with an equivalent number of shares of Class B common stock) for the same number of shares of Class A common stock and sell such shares; and (d) Investment II will exchange 745,773 Holdings Units (together with an equivalent number of shares of Class B common stock) for the same number of shares of Class A common stock and sell such shares. By virtue of the relationships described in this footnote, TSG6 Management may be deemed to share beneficial ownership of the securities held by the TSG Funds. Voting and investment decisions with respect to securities held by the TSG Funds are made by the managing members of TSG6 Management. Charles Esserman and Pierre LeComte, who are directors of our company, are also managing members of TSG6 Management. Each of the TSG Funds has an address c/o TSG Consumer Partners, LLC, 600 Montgomery Street, Suite 2900, San Francisco, California 94111.

Material U.S. federal income tax considerations for Non-U.S. Holders

The following is a summary of the material U.S. federal income and estate tax considerations relating to the purchase, ownership and disposition of shares of our Class A common stock issued pursuant to this offering by Non-U.S. Holders (defined below). This summary does not purport to be a complete analysis of all the potential tax considerations relevant to Non-U.S. Holders of shares of our Class A common stock. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect.

This summary assumes that shares of our Class A common stock are held by a Non-U.S. Holder as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). This summary does not purport to deal with all aspects of U.S. federal income and estate taxation that might be relevant to particular Non-U.S. Holders in light of their particular investment circumstances or status, nor does it address specific tax considerations that may be relevant to particular persons subject to special treatment under U.S. federal income tax laws (including, for example, financial institutions, broker-dealers, insurance companies, partnerships or other pass-through entities or arrangements, certain U.S. expatriates or former long-term residents of the U.S., tax-exempt organizations, pension plans, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, or persons in special situations, such as those who have elected to mark securities to market or those who hold shares of our Class A common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment). In addition, except as explicitly addressed herein with respect to estate tax, this summary does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction or any consideration relating to the alternative minimum tax or the 3.8% tax on net investment income.

For purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of shares of our Class A common stock that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust other than:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or any other organization taxable as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is included in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons (as defined in the Internal Revenue Code) have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds shares of our Class A common stock, the tax treatment of persons treated as its partners for U.S. federal income tax purposes will generally depend upon the status of the partner and the activities of the partnership. Partnerships and other entities that are classified as partnerships for U.S. federal income tax purposes and persons holding our Class A common stock through a partnership or other entity classified as a partnership for U.S. federal income tax purposes are urged to consult their own tax advisors.

There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income or estate tax consequences to a Non-U.S. Holder of the purchase, ownership or disposition of shares of our Class A common stock.

THIS SUMMARY IS NOT INTENDED TO BE TAX ADVICE. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME AND ESTATE TAXATION AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SHARES OF OUR CLASS A COMMON STOCK, AS WELL AS THE APPLICATION OF STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS.

Distributions on shares of our Class A common stock

As discussed under “Dividend policy” above, we do not currently anticipate paying cash dividends on shares of our Class A common stock in the foreseeable future. In the event that we do make a distribution of cash or property with respect to shares of our Class A common stock, any such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles, and will be subject to withholding as described in the next paragraph below. If a distribution exceeds our current or accumulated earnings and profits, the excess will be treated as a tax-free return of the Non-U.S. Holder’s investment, up to such holder’s adjusted tax basis in its shares of our Class A common stock, as determined on a share-per-share basis. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “—Gain on sale, exchange or other taxable disposition of shares of our Class A common stock.”

Any dividends paid to a Non-U.S. Holder with respect to shares of our Class A common stock generally will be subject to a 30% U.S. federal withholding tax unless such Non-U.S. Holder provides the applicable withholding agent with an appropriate and validly completed IRS Form W-8, such as:

•	IRS Form W-8BEN (or successor form) or IRS Form W-8BEN-E (or successor form) certifying, under penalties of perjury, that such Non-U.S. Holder is entitled to a reduction in withholding under an applicable income tax treaty; or

•	IRS Form W-8ECI (or successor form) certifying, under penalties of perjury, that a dividend paid on shares of our Class A common stock is not subject to withholding tax because it is effectively connected with conduct of a trade or business in the United States of the Non-U.S. Holder (in which case such dividend generally will be subject to regular graduated U.S. federal income tax rates on a net income basis as described below).

The certifications described above must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. The certification also may require a Non-U.S. Holder that provides an IRS form or that claims treaty benefits to provide its U.S. taxpayer identification number. Special certification and other requirements apply in the case of certain Non-U.S. Holders that are intermediaries or pass-through entities for U.S. federal income tax purposes.

If dividends are effectively connected with the conduct of a trade or business in the United States of the Non-U.S. Holder (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from the withholding tax described above (provided that the certifications described above are satisfied), will generally be subject to U.S. federal income tax on such dividends on a net income basis in the same manner as if it were a resident of the U.S. In addition, if such Non-U.S. Holder is taxable as a corporation for U.S. federal income tax purposes, such Non-U.S. Holder may be subject to an additional “branch profits tax” equal to 30% of its effectively connected earnings and profits for the taxable year, unless an applicable income tax treaty provides otherwise.

Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but which are eligible for a reduced rate of U.S. federal withholding tax pursuant to an applicable income tax treaty may obtain a refund or credit of any excess amount withheld by timely filing an appropriate claim for refund with the IRS.

Any distribution described in this section would also be subject to the discussion below in the section entitled “—Foreign Account Tax Compliance Act.”

Gain on sale, exchange or other taxable disposition of shares of our Class A common stock

Subject to the discussion below under “—Backup withholding and information reporting” and “—Foreign Account Tax Compliance Act,” in general, a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on any gain realized upon such holder’s sale, exchange or other disposition of shares of our Class A common stock (including a redemption, but only if the redemption would be treated as a sale or exchange rather than a distribution for U.S. federal income tax purposes) unless (i) such Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition, and certain other conditions are met, (ii) we are or have been a “U.S. real property holding corporation,” as defined in the Internal Revenue Code (a “USRPHC”), at any time within the shorter of the five-year period preceding the disposition and the Non-U.S. Holder’s holding period with respect to the applicable shares of our Class A common stock (the “relevant period”) and certain other conditions are met, or (iii) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the U.S. (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the U.S.).

If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (unless an applicable income tax treaty provides otherwise) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition.

With respect to the second exception above, although there can be no assurance, we believe we are not, and we do not currently anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of other business assets, there can be no assurance that we are not currently or will not become a USRPHC in the future. Generally, a corporation is a USRPHC only if the fair market value of its U.S. real property interests (as defined in the Internal Revenue Code) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus certain other assets used or held for use in a trade or business. Even if we are or become a USRPHC, a Non-U.S. Holder would not be subject to U.S. federal income tax on a sale, exchange or other taxable disposition of our Class A common stock by reason of our status as a USRPHC so long as (a) our Class A common stock is regularly traded on an established securities market (within the meaning of Internal Revenue Code Section 897(c)(3)) during the calendar year in which such sale, exchange or other taxable disposition of our Class A common stock occurs and (b) such Non-U.S. Holder does not own and is not deemed to own (directly, indirectly or constructively) more than 5% of our Class A common stock at any time during the relevant period. If we are a USRPHC and the requirements of (a) or (b) are not met, gain on the disposition of shares of our Class A common stock generally will be taxed in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the “branch profits tax” generally will not apply. Prospective investors are urged to consult their own tax advisors regarding the possible consequences to them if we are, or were to become, a USRPHC.

If the third exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax on a net income basis with respect to such gain in the same manner as if such holder were a resident of the U.S., unless otherwise provided in an applicable income tax treaty. In addition, a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a “branch profits tax” on its effectively connected earnings and profits at a rate of 30%, unless an applicable income tax treaty provides otherwise.

Foreign Account Tax Compliance Act

Legislation commonly referred to as the Foreign Account Tax Compliance Act, as modified by Treasury regulations and subject to any official interpretations thereof, any applicable intergovernmental agreement between the U.S. and non-U.S. government to implement these rules and improve international tax compliance, or any fiscal or regulatory legislation or rules adopted pursuant to any such intergovernmental agreement (collectively, “FATCA”), generally will impose a U.S. federal withholding tax of 30% on payments to certain non-U.S. entities (including certain intermediaries), including dividends on and the gross proceeds from a sale or other disposition of our Class A common stock unless such persons comply with a complicated U.S. information reporting, disclosures and certification requirements. This new regime requires, among other things, a broad class of persons to obtain disclose and report information about their investors and account holders. These requirements are different from and in addition to the certification requirements described elsewhere in this discussion. The withholding rules apply currently to payments of dividends on shares of our Class A common stock, and are scheduled to apply to payments of gross proceeds from the sale or other dispositions of our Class A common stock paid after December 31, 2018. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Distributions on shares of our Class A common stock,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Prospective investors should consult their own tax advisors regarding the possible impact of these rules on their investment in our Class A common stock, and the entities through which they hold our Class A common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax under FATCA.

Backup withholding and information reporting

We or a financial intermediary must report annually to the IRS and to each Non-U.S. Holder the gross amount of the distributions on shares of our Class A common stock paid to such holder and the tax withheld, if any, with respect to such distributions. These information reporting requirements apply even if withholding was not required. In addition to the requirements described above under “—Foreign Account Tax Compliance Act,” a Non-U.S. Holder generally will be subject to backup withholding at the then applicable rate for dividends paid to such holder unless such holder furnishes a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or such other applicable form and documentation as required by the Internal Revenue Code or the Treasury regulations promulgated thereunder) certifying under penalties of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Internal Revenue Code). Dividends paid to Non-U.S. Holders subject to the U.S. federal withholding tax, as described above under “—Distributions on shares of our Class A common stock,” generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding will generally apply to the payment of the proceeds of a disposition of shares of our Class A common stock by a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or non-U.S., unless the holder certifies that it is not a U.S. person (as defined in the Internal Revenue Code) and satisfies certain other requirements, or otherwise establishes an exemption. For information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker, and dispositions otherwise effected through a non-U.S. office generally will not be subject to information reporting. Generally, backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected through a non-U.S. office of a U.S. broker or non-U.S. office of a non-U.S. broker. Prospective investors are urged to consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides or is incorporated, under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment made to a Non-U.S. Holder can be refunded or credited against such Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Federal estate tax

Shares of our Class A common stock held (or treated as held) by an individual who is not a U.S. citizen or resident (as defined for U.S. federal estate tax purposes) at the time of such individual’s death will be included in such individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and, therefore, may be subject to U.S. federal estate tax.

Underwriting

The selling stockholders are offering the shares of Class A common stock described in this prospectus supplement through J.P. Morgan Securities LLC, as underwriter. We and the selling stockholders have entered into an underwriting agreement with the underwriter. Subject to the terms and conditions of the underwriting agreement, the underwriter has agreed to purchase 8,000,000 shares of common stock from the selling stockholders at a price of $         per share, which will result in $         of proceeds to the selling stockholders before expenses.

The underwriter may receive from purchasers of the shares normal brokerage commissions in amounts agreed with such purchasers. The underwriter proposes to offer the shares of common stock for sale from time to time in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by the underwriter and subject to its right to reject any order in whole or in part. The underwriter may effect such transactions by selling shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or purchasers of shares of common stock for whom it may act as agent or to whom it may sell as principal. The difference between the price at which the underwriter purchases shares of common stock and the price at which the underwriter resells such shares of common stock may be deemed underwriting compensation. The underwriter is committed to take and pay for all of the shares being offered, if any are taken.

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, will be approximately $0.9 million. We have agreed to reimburse the underwriter for certain expenses in connection with this offering in the amount not exceeding $25,000. The underwriter has agreed to reimburse certain of our expenses incurred in connection with this offering.

A prospectus in electronic format may be made available on the websites maintained by the underwriter, or selling group members, if any, participating in the offering. The underwriter may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge or disposition; or

•	enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities,

regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise, in each case without the prior written consent of the underwriter for a period of 45 days after the date of this prospectus supplement, other than the shares of our Class A common stock to be sold hereunder and subject to certain other limited exceptions.

Our directors, executive officers and the selling stockholders have entered into lock-up agreements with the underwriter prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 45 days after the date of this prospectus supplement, may not, without the prior written consent of the underwriter:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, regardless of whether any such transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers and stockholders in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or publicly disclose the intention to make any offer, sale, pledge or disposition;

•	enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or such other securities, regardless of whether any such transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise; or

•	make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

We and the selling stockholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Our Class A common stock is listed on the NYSE under the symbol “PLNT.”

In connection with this offering, the underwriter may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of Class A common stock in the open market for the purpose of preventing or retarding a decline in the market price of the Class A common stock while this offering is in progress. These stabilizing transactions may include making short sales of the Class A common stock, which involves the sale by the underwriter of a greater number of shares of Class A common stock than it is required to purchase in this offering, and purchasing shares of Class A common stock on the open market to cover positions created by short sales.

The underwriter has advised us that, pursuant to Regulation M of the Securities Act, it may also engage in other activities that stabilize, maintain or otherwise affect the price of the Class A common stock, including the imposition of penalty bids. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriter to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions.

These activities may have the effect of increasing or maintaining the market price of the Class A common stock or preventing or retarding a decline in the market price of the Class A common stock, and, as a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriter commences these activities, it may discontinue them at any time. The underwriter may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Other than in the United States, no action has been taken by us, the selling stockholders or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to prospective investors in the United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United

Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) was implemented in that Relevant Member State no offer of securities described in this prospectus may be made to the public in that Relevant Member State other than:

•	to any legal entity which is a “qualified investor” as defined under the EU Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than “qualified investors” as defined in the EU Prospectus Directive), per Relevant Member State, subject to obtaining the prior consent of the underwriter; or

•	in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the EU Prospectus Directive or a supplemental prospectus pursuant to Article 16 of the EU Prospectus Directive and each person who initially acquires any securities or to whom any offer is made will be deemed to have represented, warranted and agreed to and with the underwriter and us that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the EU Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means Directive 2003/71/EC, as amended, including by Directive 2010/73/EU, and includes any relevant implementing measure in each Relevant Member State.

Notice to prospective investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to prospective investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to prospective investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to prospective investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with

Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to prospective investors in Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to prospective investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to prospective investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Other relationships

The underwriter and its affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

The underwriter and its affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions.

In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Legal matters

The validity of the issuance of our Class A common stock sold in this offering will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. The underwriter is being represented by Simpson Thacher & Bartlett LLP, New York, New York.

Experts

The consolidated financial statements of Planet Fitness, Inc. as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Where you can find additional information

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of Class A common stock offered hereby. This prospectus supplement and the accompanying prospectus, which constitute a part of the registration statement, do not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information with respect to us and the Class A common stock offered hereby, please refer to the registration statement and the exhibits filed therewith. Statements contained in this prospectus supplement and the accompanying prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the accompanying prospectus, the registration statement and the exhibits filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The SEC’s website address is www.sec.gov.

We file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above.

Incorporation by reference

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 filed with the SEC. This prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC.

The SEC allows us to “incorporate by reference” certain information into this prospectus supplement from certain documents that we filed with the SEC prior to the date of this prospectus supplement. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for information incorporated by reference that is modified or superseded by information contained in this prospectus supplement or in any other subsequently filed document that also is incorporated by reference herein. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be part of this prospectus supplement. These documents contain important information about us, our business and our financial performance. We hereby incorporate by reference the following documents:

•	our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 4, 2016;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 11, 2016;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed with the SEC on August 12, 2016;

•	our Definitive Proxy Statement, filed with the SEC on April 5, 2016, as amended and supplemented by the additional definitive proxy soliciting materials filed with the SEC on April 5, 2016;

•	the description of our Class A common stock included in our registration statement on Form 8-A, filed with the SEC on August 6, 2015; and

•	our Current Reports on Form 8-K filed with the SEC on May 20, 2016 and August 4, 2016.

We also specifically incorporate by reference any documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of the offering by the selling stockholders of our Class A common stock described in this prospectus supplement, but excluding any information deemed to be furnished and not filed with the SEC.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, is furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus supplement.

The information relating to us contained in this prospectus supplement does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus.

If you request any or all documents that are incorporated by reference herein, either orally or in writing, we will provide you with a copy of any requested document. Such documents will be provided to you free of charge but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests can be made by writing to Investor Relations at 26 Fox Run Road, Newington, NH 03801 or by phone at (603) 750-0001. The documents may also be accessed on our website at http://investor.planetfitness.com. Information contained on our website is not incorporated by reference into this prospectus supplement and you should not consider information contained on our website to be part of this prospectus supplement.

Prospectus

53,860,510 shares

Planet Fitness, Inc.

Class A Common Stock

This prospectus relates to the possible resale, from time to time, by the selling stockholders identified in this prospectus of up to 53,860,510 shares of our Class A common stock, including the possible resale, from time to time, of shares of our Class A common stock issuable upon exchange of an equivalent number of common units of our subsidiary, Pla-Fit Holdings, LLC (“Holdings Units”), together with an equal number of shares of our Class B common stock, by certain selling stockholders.

The selling stockholders from time to time may offer and sell the shares directly or through agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus. In connection with any offering of shares we may provide a prospectus supplement and attach it to this prospectus, which may add, update or change information contained in this prospectus.

Our Class A common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “PLNT.” On August 31, 2016, the last sale price of our common stock as reported on the NYSE was $21.65 per share.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to avail ourselves of certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our Class A common stock involves risk. See “Risk factors” beginning on page 2 of this prospectus and any risk factors described in any applicable prospectus supplement and in the documents we incorporate by reference to read about factors you should consider before buying shares of our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated September 9, 2016

We are responsible for the information contained in this prospectus, any accompanying prospectus supplement and in any free writing prospectus we prepare or authorize. Neither we nor the selling stockholders have authorized anyone to provide you with different information, and neither we nor the selling stockholders take responsibility for any other information others may give you. This prospectus or any accompanying prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which they relate, and neither we nor the selling stockholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is accurate as of any date other than its date.

i

About this prospectus

This prospectus is part of a “shelf” registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (the “SEC”). Under this registration statement, the selling stockholders may offer and sell the shares of our Class A common stock, from time to time, in one or more offerings, in any manner described below under the heading “Plan of Distribution.” This prospectus provides you with a general description of our common stock. We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling stockholders. The prospectus supplement may add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement, as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto. See “Where you can find more information” and “Incorporation by reference” for more information.

ii

Our company

We are one of the largest and fastest-growing franchisors and operators of fitness centers in the United States by number of members and locations, with a highly recognized national brand. Our mission is to enhance people’s lives by providing a high-quality fitness experience in a welcoming, non-intimidating environment, which we call the Judgement Free Zone, where anyone—and we mean anyone—can feel they belong. Our bright, clean stores are typically 20,000 square feet, with a large selection of high-quality, purple and yellow Planet Fitness-branded cardio, circuit- and weight-training equipment and friendly staff trainers who offer unlimited free fitness instruction to all our members in small groups through our PE@PF program. We offer this differentiated fitness experience at only $10 per month for our standard membership. This exceptional value proposition is designed to appeal to a broad population, including occasional gym users and the approximately 80% of the U.S. and Canadian populations over age 14 who are not gym members, particularly those who find the traditional fitness club setting intimidating and expensive. We and our franchisees fiercely protect Planet Fitness’ community atmosphere—a place where you do not need to be fit before joining and where progress toward achieving your fitness goals (big or small) is supported and applauded by our staff and fellow members.

Risk factors

An investment in our Class A common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described in “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K incorporated by reference in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any subsequent Quarterly Report on Form 10-Q, as well as the “Risk Factors” section in the applicable prospectus supplement, before purchasing shares of our Class A common stock. See “Where you can find more information” for information about how to obtain a copy of these documents. If any of those risks actually occurs, our business, prospects, operating results and financial condition could suffer materially, the trading price of our Class A common stock could decline and you could lose all or part of your investment. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any prospectus supplement relating to the specific offering.

Cautionary note regarding forward-looking statements

This prospectus, including information incorporated by reference herein, contains forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies and other future conditions. Forward-looking statements can be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “contemplate” and other similar expressions, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Important factors that could cause actual results and events to differ materially from those indicated in the forward-looking statements include, among others, the following:

•	our dependence on the operational and financial results of, and our relationships with, our franchisees and the success of their new and existing stores;

•	our ability to protect our brand and reputation;

•	our ability to execute our growth strategy, including through development of new stores by new and existing franchisees;

•	our ability to manage our growth and associated strain on our resources;

•	our ability to successfully identify and secure appropriate franchisees and sites, and timely develop and expand our operations;

•	data security and the vulnerability of our information systems;

•	our and our franchisees’ ability to attract and retain members;

•	the high level of competition in the health and fitness industry;

•	our dependence on a small number of equipment suppliers;

•	our ability to maintain sufficient levels of cash flow, or access to capital, to meet growth expectations;

•	our dependence on key executive management;

•	our ability to identify qualified individuals for our workforce;

•	our ability to adequately protect our intellectual property;

•	risks related to franchisees generally;

•	share repurchases and dividends;

•	our business model being susceptible to litigation;

•	the substantial indebtedness of our subsidiary, Planet Fitness Holdings, LLC;

•	TSG’s significant influence over us and our status as a “controlled company” under the rules of the NYSE;

•	risks relating to our corporate structure and tax receivable agreements; and

•	the other factors identified under the heading “Risk factors” elsewhere in this prospectus, any prospectus supplement or incorporated by reference therein.

The forward-looking statements in this prospectus represent our views as of the date of such statement. We undertake no obligation to publicly update any forward-looking statements whether as a result of new information, future developments or otherwise.

Use of proceeds

The selling stockholders will receive all of the net proceeds from any sales pursuant to this prospectus. We will not receive any of the proceeds from the sale of shares of Class A common stock offered by the selling stockholders. We will, however, bear the costs associated with the sale of shares by the selling stockholders, other than underwriting discounts and commissions.

Selling stockholders

The selling stockholders listed below and their permitted transferees, pledgees or other successors may from time to time offer the shares of our Class A common stock offered by this prospectus. The table below sets forth information with respect to the beneficial ownership of our Class A common stock and Class B common stock for each of the selling stockholders.

Beneficial ownership is determined in accordance with SEC rules. The information is not necessarily indicative of beneficial ownership for any other purpose. In general, under these rules a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days. To our knowledge, except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Class A common stock and Class B common stock beneficially owned by that person.

In connection with our initial public offering and recapitalization transactions, we issued to existing equity owners of Pla-Fit Holdings, LLC (the “Continuing LLC Owners”) one share of our Class B common stock for each Holdings Unit that they hold. Each Continuing LLC Owner has the right to exchange their Holdings Units, along with a corresponding number of shares of our Class B common stock, for shares of our Class A common stock on a one-for-one basis. In addition, at our election, we may effect a direct exchange of such shares of Class A common stock or cash for such Holdings Units. As a result, the number of shares of Class B common stock listed in the table below correlates to the number of Holdings Units each such Continuing LLC Owner holds.

The number of shares of Class A common stock and Class B common stock outstanding and percentage of beneficial ownership before this offering set forth below is computed on the basis of 44,494,089 shares of our Class A common stock issued and outstanding as of the date of this prospectus, and 54,079,804 shares of our Class B common stock issued and outstanding as of the date of this prospectus. The number of shares of Class A common stock and Class B common stock and percentage of beneficial ownership after the consummation of this offering set forth below are based on the number of shares to be issued and outstanding immediately after the consummation of this offering. Shares of our Class A common stock that a person has the right to acquire within 60 days of the date of this prospectus (including the right to exchange described above) are deemed outstanding for purposes of computing the percentage ownership of such person’s holdings, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

The selling stockholders listed in the table below may have sold, transferred, otherwise disposed of or purchased, or may sell, transfer, otherwise dispose of or purchase, at any time and from time to time, Holdings Units or shares of our Class A common stock in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), or in the open market after the date on which they provided the information set forth in the table below. The maximum number of shares of Class A common stock offered hereby assumes the selling stockholders exchange all of their Holdings Units held on the date on which they provided the information set forth in the table below and we elect to satisfy all exchange requests by issuing only shares of Class A common stock. Assuming we do issue shares of our Class A common stock to a holder of Holdings Units upon an exchange, such holder may offer for sale all, some or none of such shares of Class A common stock. Therefore, it is difficult to estimate with any degree of certainty the aggregate number of shares that the selling stockholders will ultimately offer pursuant to this prospectus or that the selling stockholders will ultimately own upon completion of the offering to which this prospectus relates.

Information about additional selling stockholders, if any, including their identities and the Class A common stock to be registered on their behalf, may be set forth in a prospectus supplement, in a post-effective amendment or in filings that we make with the SEC under the Exchange Act, which are incorporated by reference in this prospectus. Information concerning the selling stockholders may change from time to time. Any changes to the information provided below will be set forth in a supplement to this prospectus, in a post-effective amendment or in filings we make with the SEC under the Exchange Act, which are incorporated by reference into this prospectus, if and when necessary.

	Class A common stock beneficially owned(1)
	Shares of Class A common stock beneficially owned prior to this offering		Maximum number of Class A shares that may be offered pursuant to this prospectus	Shares of Class A common stock beneficially owned after giving effect to this offering
	Number	Percentage		Number	Percentage
TSG Funds(2)	53,860,510	66.6%	53,860,510	—	—

	Class B common stock beneficially owned(1)
	Shares of Class B common stock beneficially owned prior to this offering		Shares of Class B common stock beneficially owned after this offering
	Number	Percentage	Number	Percentage
TSG Funds(2)	36,396,365	67.3%	—	—

(1)	Subject to the terms of an exchange agreement, the Holdings Units held by Continuing LLC Owners are exchangeable for shares of our Class A common stock on a one-for-one basis. In these tables, beneficial ownership of Holdings Units has been reflected as beneficial ownership of shares of our Class A common stock for which such Holdings Units may be exchanged. When a Holdings Unit is exchanged by a Continuing LLC Owner who holds shares of Class B common stock, a corresponding share of Class B common stock will be cancelled. Accordingly, in the first table above, the percentages of Class A common stock provided also reflect combined voting power for each respective beneficial owner.
(2)	Shares of Class A common stock shown as beneficially owned by the TSG Funds include: (a) 8,275,174 shares of Class A common stock held by TSG6 AIV II-A L.P. (“AIV II-A”), a Delaware limited partnership whose general partner is TSG6 Management L.L.C. (“TSG6 Management”), a Delaware limited liability company; (b) 9,188,971 shares of Class A common stock held by TSG6 PF Co-Investors A L.P. (“Co-Investors A”), a Delaware limited partnership whose general partner is TSG6 Management; (c) 31,375,404 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by TSG PF Investment L.L.C. (“Investment”), a Delaware limited liability company whose managing member is TSG6 AIV II L.P., whose general partner is TSG6 Management; and (d) 5,020,961 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by TSG PF Investment II L.L.C. (“Investment II” and, together with AIV II-A, Co-Investors A and Investment, the “TSG Funds”), a Delaware limited liability company whose managing member is TSG6 AIV II L.P., whose general partner is TSG6 Management. By virtue of the relationships described in this footnote, TSG6 Management may be deemed to share beneficial ownership of the securities held by the TSG Funds. Voting and investment decisions with respect to securities held by the TSG Funds are made by the managing members of TSG6 Management. Charles Esserman and Pierre LeComte, who are directors of our company, are also managing members of TSG6 Management. Each of the TSG Funds has an address c/o TSG Consumer Partners, LLC, 600 Montgomery Street, Suite 2900, San Francisco, California 94111.

Description of capital stock

General

The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of the Delaware General Corporation Law (the “DGCL”).

Our authorized capital stock consists of 300,000,000 shares of Class A common stock, par value $0.0001 per share, 100,000,000 shares of Class B common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share.

Common stock

Voting rights. Holders of our Class A common stock and Class B common stock are entitled to cast one vote per share on all matters submitted to stockholders for their approval. Holders of our Class A common stock and Class B common stock are not be entitled to cumulate their votes in the election of directors. Holders of our Class A common stock and Class B common stock vote together as a single class on all matters submitted to stockholders for their vote or approval, except with respect to the amendment of certain provisions of our certificate of incorporation that would alter or change the powers, preferences or special rights of the Class B common stock so as to affect them adversely, which amendments must be approved by a majority of the votes entitled to be cast by the holders of the Class B common stock, voting as a separate class, or as otherwise required by applicable law. The voting power of the outstanding Class B common stock (expressed as a percentage of the total voting power of all common stock) is equal to the percentage of Holdings Units not held directly or indirectly by Planet Fitness, Inc.

Generally, all matters to be voted on by stockholders must be approved by a majority of votes cast affirmatively or negatively on a matter by stockholders (or, in the case of election of directors, by a plurality), voting together as a single class. Except as otherwise provided by law, amendments to the certificate of incorporation must be approved by a majority or, in some cases, a super-majority of the combined voting power of all shares entitled to vote, voting together as a single class.

Dividend rights. Holders of Class A common stock share ratably (based on the number of shares of Class A common stock held) if and when any dividend is declared by the board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock. The holders of our Class B common stock do not have any right to receive dividends other than dividends consisting of shares of our Class B common stock paid proportionally with respect to each outstanding share of our Class B common stock.

Liquidation rights. On our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, each holder of Class A common stock are entitled to a pro rata distribution of any assets available for distribution to common stockholders. Other than their par value, the holders of our Class B common stock do not have any right to receive a distribution upon a liquidation or dissolution of our Company.

Other matters. No shares of Class A common stock or Class B common stock are subject to redemption or have preemptive rights to purchase additional shares of Class A common stock or Class B common stock. Holders of shares of our Class A common stock and Class B common stock do not have subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class A common stock or Class B Common Stock. All the outstanding shares of Class A common stock and Class B common stock are validly issued, fully paid and non-assessable.

Transfers of Class B common stock. Pursuant to the recapitalization agreement and the Amended and Restated Limited Liability Company Agreement of Pla-Fit Holdings, LLC (the “New LLC Agreement”), each holder of Class B common stock agrees that:

•	the holder will not transfer any shares of Class B common stock to any person unless the holder transfers an equal number of Holdings Units to the same person; and

•	in the event the holder transfers any Holdings Units to any person, the holder will transfer an equal number of shares of Class B common stock to the same person.

Preferred stock

Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the designations, powers, preferences, privileges and relative participating, optional or special rights, as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Class A common stock. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our Class A common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation before any payment is made to the holders of shares of our Class A common stock. Under certain circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, our board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our Class A common stock and the market value of our Class A common stock. Upon consummation of this offering, there are no shares of preferred stock outstanding, and we have no present intention to issue any shares of preferred stock.

Stockholders agreement

In connection with the IPO, we entered into a stockholders agreement with investment funds affiliated with TSG pursuant to which TSG has specified board representation rights, governance rights and other rights.

Registration rights

In connection with the IPO, all of the Continuing LLC Owners and Direct TSG Investors, including the investment funds affiliated with TSG that hold Holdings Units and shares of Class A common stock, and certain employees and directors that hold Holdings Units, are entitled to rights with respect to the registration of their shares under the Securities Act. These registration rights are contained in our registration rights agreement.

Anti-takeover effects of our certificate of incorporation and our bylaws

Our certificate of incorporation and our bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they may also discourage acquisitions that some stockholders may favor.

These provisions include:

•

Classified board. Our certificate of incorporation provides that our board of directors is divided into three classes of directors. As a result, approximately one-third of our board of directors is elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board. Our board of directors is composed of eight members.

•	No cumulative voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless the certificate of incorporation specifically authorizes cumulative voting. Our certificate of incorporation does not authorize cumulative voting.

•	Requirements for removal of directors. Following the date on which the TSG no longer beneficially owns a majority of our common stock, directors may only be removed for cause by the affirmative vote of the holders of at least 75% of the voting power of our outstanding shares of capital stock entitled to vote thereon.

•	Advance notice procedures. Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our Company.

•	Actions by written consent; special meetings of stockholders. Our certificate of incorporation provides that, following the date on which TSG no longer beneficially owns a majority of our common stock, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our certificate of incorporation also provides that, except as otherwise required by law, special meetings of the stockholders can only be called by or at the direction of the chairman of the board, a majority of the board of directors, or, until the date on which TSG no longer beneficially owns a majority of our common stock, by the secretary at the request of the holders of 50% or more of our outstanding shares of common stock.

•	Supermajority approval requirements. Following the date on which TSG no longer beneficially owns a majority of our common stock, certain amendments to our certificate of incorporation and shareholder amendments to our bylaws will require the affirmative vote of at least 75% of the voting power of the outstanding shares of our capital stock entitled to vote thereon.

•	Authorized but unissued shares. Our authorized but unissued shares of common and preferred stock are available for future issuance without stockholder approval. The existence of authorized but unissued shares of preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

•	Business combinations with interested stockholders. We have elected in our certificate of incorporation not to be subject to Section 203 of the DGCL, an antitakeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. While we will not be subject to any anti-takeover effects of Section 203, our certificate of incorporation contains provisions that have the same effect as Section 203, except that they provide that investment funds affiliated with TSG will not be deemed to be an “interested stockholder,” regardless of the percentage of our voting stock owned by investment funds affiliated with TSG, and accordingly we will not be subject to such restrictions.

Exclusive forum

Our certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in the name of the Company, actions against directors, officers and employees for breach of a fiduciary duty and other similar actions may be brought only in specified courts in the State of Delaware. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Corporate opportunities

Our certificate of incorporation provides that we renounce any interest or expectancy in the business opportunities of TSG and of its officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries and each such party shall not have any obligation to offer us those opportunities unless presented to one of our directors or officers in his or her capacity as a director or officer.

Limitations on liability and indemnification of directors and officers

Our certificate of incorporation limits the liability of our directors and officers to the fullest extent permitted by the DGCL and requires that we will provide them with customary indemnification. We also entered into customary indemnification agreements with each of our directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable. We also maintain officers’ and directors’ liability insurance that insures against liabilities that our officers and directors may incur in such capacities.

Transfer agent and registrar

The transfer agent and registrar for our Class A common stock is American Stock Transfer and Trust Company, LLC.

Listing

Our Class A common stock is listed on the NYSE under the symbol “PLNT.”

Plan of distribution

This prospectus relates to the possible resale, from time to time, by the selling stockholders identified in this prospectus of up to 53,860,510 shares of our Class A common stock, including shares of our Class A common stock issuable upon exchange of an equivalent number of Holdings Units (together with an equal number of shares of our Class B common stock), by certain selling stockholders.

We are registering the applicable shares covered by this prospectus to permit the selling stockholders to sell the shares of our Class A common stock without restriction in the open market. However, the registration of the shares of our Class A common stock hereunder does not necessarily mean that any selling stockholders will sell all or any of the Class A common stock registered hereby.

The selling stockholders may, from time to time, sell any or all of the Class A common stock offered hereby directly or through one or more underwriters, broker-dealers or agents. The selling stockholders will be responsible for any underwriting discounts or agent’s commissions attributable to the resale of the shares of our Class A common stock. Shares of our Class A common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These prices will be determined by the selling stockholders or by agreement between such selling stockholders and any underwriter broker-dealer or agent who receives fees or commissions in connection with a sale. The selling stockholders may use any one or more of the following methods when selling shares:

•	on the NYSE or any other national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	through ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	through block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	directly to one or more purchasers;

•	through agents;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	in privately negotiated transactions;

•	through loans or pledges of our Class A common stock to a broker-dealer who may sell shares of our Class A common stock so loaned or, upon a default, may sell or otherwise transfer the pledged stock;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933 or other available exemptions from the registration requirements of the Securities Act rather than under this prospectus or any applicable prospectus supplement.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers which may engage in short sales of shares of our Class A common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell shares of our Class A common stock short and deliver the shares of our Class A common stock to close out such short position. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares of our Class A common stock, which shares may be resold thereafter pursuant to this prospectus or any applicable prospectus supplement.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. If the selling stockholders effect such transactions through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders, or commissions from purchasers of the shares of our Class A common stock for whom they may act as agent or to whom they may sell as principal, or both (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be less than or in excess of those customary in the types of transactions involved).

With respect to a particular offering of shares of Class A common stock held by the selling stockholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific shares of Class A common stock to be offered and sold;

•	the names of the selling stockholders;

•	the respective purchase prices and public offering prices and other material terms of the offering;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling stockholders.

The selling stockholders and any underwriters, broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such underwriters, broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Underwriters, broker-dealers or agents may be entitled to indemnification by us and the selling stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, broker-dealers or agents may be required to make in respect thereof.

The selling stockholders will be subject to the Exchange Act, including Regulation M, which may limit the timing of purchases and sales of our Class A common stock by the selling stockholders and their affiliates, as applicable.

There can be no assurance that the selling stockholders will sell any or all of the shares of our Class A common stock registered pursuant to the registration statement of which this prospectus or any applicable prospectus supplement forms a part.

Legal matters

The validity of the issuance of our Class A common stock offered in this prospectus will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts.

Experts

The consolidated financial statements of Planet Fitness, Inc. as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Where you can find more information

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of Class A common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information with respect to us and the Class A common stock offered hereby, please refer to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The SEC’s website address is www.sec.gov.

We file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above.

Incorporation by reference

This prospectus is part of a registration statement on Form S-3 filed with the SEC. This prospectus does not contain all of the information included in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC.

The SEC allows us to “incorporate by reference” certain information into this prospectus from certain documents that we filed with the SEC prior to the date of this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is modified or superseded by information contained in this prospectus or in any other subsequently filed document that also is incorporated by reference herein. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be part of this prospectus. These documents contain important information about us, our business and our financial performance.

•	Our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 4, 2016;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 11, 2016;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed with the SEC on August 12, 2016;

•	our Definitive Proxy Statement filed with the SEC on April 5, 2016, as amended and supplemented by the additional definitive proxy soliciting materials filed with the SEC on April 5, 2016; and

•	The description of our Class A common stock included in our registration statement on Form 8-A filed with the SEC on August 6, 2015; and

•	Our Current Reports on Form 8-K filed with the SEC on May 20, 2016 and August 4, 2016.

We also specifically incorporate by reference any documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this registration statement and prior to the effectiveness of this registration statement.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, is furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference into this prospectus.

If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference herein. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests can be made by writing to Investor Relations at 26 Fox Run Road, Newington, NH 03801 or by phone at (603) 750-0001. The documents may also be accessed on our website at http://investor.planetfitness.com. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website to be part of this prospectus or any prospectus supplement.

8,000,000 shares

Planet Fitness, Inc.

Class A Common Stock

Prospectus supplement

J.P. Morgan

                    , 2016